SCHEDULE A

(as of April 30, 2020)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange (Ticker)	Termination Date

Invesco Active U.S. Real Estate Fund	06/20/08	11/19/08	NYSE Arca, Inc. (PSR)	04/30/21

Invesco Balanced Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMB)	04/30/21

Invesco Conservative Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMC)	04/30/21

Invesco Corporate Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/21

Invesco Growth Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMG)	04/30/21

Invesco High Yield Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/21

Invesco Intermediate Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/21

Invesco Moderately Conservative Multi-Asset Allocation ETF	12/15/16	02/23/17	Bats BZX Exchange, Inc. (PSMM)	04/30/21

Invesco Multi-Sector Bond Income Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/21

Invesco S&P 500® Downside Hedged ETF	09/13/12	12/06/12	NYSE Arca, Inc. (PHDG)	04/30/21

Invesco Short-Term Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/21

Invesco Total Return Bond ETF	12/19/17	04/06/18	NYSE Arca, Inc. (GTO)	04/30/21

Invesco Ultra Short Duration ETF	12/19/17	04/06/18	NYSE Arca, Inc. (GSY)	04/30/21

Invesco Variable Rate Investment Grade ETF	12/17/15	9/21/16	The Nasdaq Stock Market LLC (VRIG)	04/30/21

Invesco Actively Managed Exchange-Traded Fund Trust

By:	/s/ Daniel E. Draper
	Name:	Daniel E. Draper
	Title:	Principal Executive Officer & President

Invesco Distributors, Inc.

By:	/s/ Daniel E. Draper
	Name:	Daniel E. Draper
	Title:	Senior Vice President